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                                                                   Exhibit 10.11


                          WERNER HOLDING CO. (PA), INC.
                              1997 STOCK LOAN PLAN
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         1. PURPOSE. The Werner Holding Co. (PA), Inc. 1997 Stock Loan Plan (the
"Plan") has been established by Werner Holding Co. (PA), Inc. (the "Company") to secure for the Company and its shareholders the benefits arising from capital ownership, and thereby entrepreneurial risk, by certain senior employees of the Company and its subsidiaries who are and will be responsible for the future growth and continued success of the Company or its subsidiaries. The Plan will provide a means whereby such individuals, pursuant to loans made under the Plan, may acquire shares of Class C Common Stock of the Company, par value $0.01 per share ("Class C Stock"). The shares of Class C Stock to be available pursuant to the Plan shall have an aggregate fair market value of no less than $2 million ($2,000,000).

         2. ADMINISTRATION. The authority to manage and control the operation and administration of the Plan shall be vested in a Committee (the "Committee") consisting of two or more non-employee members of the Board of Directors of the Company (the "Board") who are appointed by, and may be removed by, the Board; provided that one member of the Committee shall be a member of the Board appointed pursuant to Section 4(iii) of the Shareholder Agreement (the "Shareholder Agreement") by and among the Company, the holders of Class D Common Stock of the Company, and the Designated Shareholders, as such term is defined in the Shareholder Agreement. Any interpretation of the Plan by the Committee and any decision made by the Committee on any matter within its discretion is final and binding on all persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan.

         3. PARTICIPATION. The Committee shall determine and designate the employees who will participate in the Plan ("Participants") from among members of management (including employees who are also directors) who (a) were not shareholders of the Company prior to the adoption of the Plan and (b) purchase shares of Class C Stock of the Company (the "Purchased Shares") from Stepup Limited, a Cayman Islands corporation ("Stepup") at any time prior to April 1, 1998.

         4. PURCHASE LOANS. The Company may make a loan (a "Loan") to a Participant in an amount that shall not exceed the sum of (1) fifty percent (50%) of the purchase price of the Purchased Shares and (2) the amount of the retention bonus, if any, payable to the Participant pursuant to the Employee Protection Agreement, dated July 2, 1997, between the Company and the Participant (the "Retention Bonus"), subject to the following:

                  (a) Each Loan shall be evidenced by a promissory note in such form as the Committee shall approve; provided, that the note shall (i) provide full recourse to the Participant, (ii) provide for interest at a rate for each calendar year or part thereof equal to (a) the sum of the interest accrued under the Company's revolving credit facility during such period and the interest, discount or yield, accrued under the Company's receivable facility during such period, divided by (b) the sum of the average indebtedness outstanding on the Company's revolving credit facility during such period (based on the daily balances of such facility) and the average amount of indebtedness incurred, or


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         interests in receivables sold, pursuant to the Company's receivables facility during such period (based on the daily balances of such facility) payable in arrears on January 31, (iii) be secured by a Pledge Agreement (described in subsection 5.1), and (iv) comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

                  (b) Subject to the prepayment provisions of subsection 5.2 and the acceleration provisions set forth in paragraphs (c) and (d) below, each Loan shall mature on November 24, 2004 (the "Maturity Date"), at which time all unpaid principal and interest shall be payable.

                  (c) The principal and interest outstanding under a Loan of a Participant who retires on or after age 65 or whose employment with the Company and its affiliates terminates by reason of his death or Disability (as defined below) or terminates for a reason other than Cause (as defined below), or who terminates his employment with the Company for Good Reason (as defined below) will not become due and payable until the Maturity Date of the Loan. All principal and interest outstanding under a Loan with respect to any other Participant will automatically become due and payable on the date the Participant's employment with the Company and its affiliates terminates. "Disability" has the meaning set forth in the employment agreement between the Company and the Participant, or if there is no such employment agreement, means the failure by the Participant to render full-time employment services to the Company for an aggregate of sixty (60) business days in any continuous period of six (6) months on account of physical or mental disability.

                           (i) "Cause," when used in connection with the termination of employment of the Participant, has the meaning set forth in the employment agreement between the Company and the Participant, or if there is no such employment agreement, means (A) conviction of the Participant for a felony, or the entry by the Participant of a plea of guilty or NOLO CONTENDERE to a felony, (B) the commission of an act of fraud involving dishonesty for personal gain which is materially injurious to the Company, (C) the willful and continued refusal by the Participant to substantially perform his duties with the Company (other than any such refusal resulting from his incapacity due to mental illness or physical illness or injury), after a demand for substantial performance is delivered to the Participant by the Company's Board of Directors, where such demand specifically identifies the manner in which the Company's Board of Directors believes that the Participant has refused to substantially perform his duties and the passage of a reasonable period of time for the Participant to comply with such demand or (D) the willful engaging by the Participant in gross misconduct materially and demonstrably injurious to the Company or any of its subsidiaries. For purposes of this paragraph, no act or failure to act on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or its Subsidiaries. Notwithstanding the foregoing, with respect to termination for Cause arising out of conduct described in clause (B), (C) or (D) above, a termination shall not be considered for Cause for purposes of this Plan unless there shall have been delivered to the


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         Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire Board of Directors of the Company, at a meeting of such board called and held for that purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel or other advisors, to be heard at such meeting), finding that in the good faith opinion of the board the Participant had engaged in conduct described above in clause (B),
         (C) or (D) of the first sentence of this paragraph and specifying the particulars thereof in detail. Such a finding by the Board of Directors of the Company is a prerequisite to a termination for Cause pursuant to clauses (B), (C) or (D) above; PROVIDED, HOWEVER, that such a finding may be challenged, by appropriate judicial process, on the merits
         (i.e., that Cause did not exist) or on the basis that the board's finding was not made in good faith (provided that proof that Cause for termination existed shall be a complete defense to any showing that the board's findings was not made in good faith).

                           (ii) "Good Reason" means, unless the Participant shall have consented in writing thereto, any of the following: (A) except as specifically provided in the Participant's employment agreement, if any, the assignment to the Participant of duties, or the assignment of the Participant to a position, constituting a material diminution in the Participant's role, responsibilities or authority compared with his role, responsibilities or authority on the Effective Date, as such term is defined in the Management Stock Purchase Agreement between the Participant and the Company (the "Management Stock Purchase Agreement"); (B) a reduction by the Company in the Participant's bonus opportunities or base salary as in effect on the Effective Date, or as the same may be increased from time to time; (C) unless the members of the Board appointed pursuant to section 4(iii) of the Shareholder Agreement agree to such reduction or other action, any material reduction in the level of benefits (including participation in any bonus plan) to which the Participant is entitled under one or more employee benefit plans on the Effective Date, or the taking of any action by the Company which would adversely affect the Participant's accrued benefits under any such employee benefit plans or deprive the Participant of any material fringe benefit enjoyed by the Participant on the Effective Date; (D) a demand by the Company to the Participant to relocate to any place that exceeds a fifty (50) mile radius beyond the location at which the Participant performed his duties on the Effective Date; or (E) any material breach by the Company of the Management Stock Purchase Agreement.

                  (d) The Company has the right to accelerate the principal and interest due under the Loan if any of the following events occurs: (i) the Participant defaults in the payment of any amount due under the Loan and the default remains uncured for a period of ten (10) business days after the date the Company gives the Participant notice of the default, (ii) the Participant defaults under or breaches any other covenant, representation or warranty under the Note, the Pledge Agreement or any other agreement under the Plan and the default or breach remains uncured for a period of thirty (30) days after the date the Company gives the Participant notice of his default or breach,
         (iii) the Participant applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of any of his property, admits in writing his inability to pay his debts as they mature, makes a general assignment as a bankrupt or insolvent or is the subject of an order for relief



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         under Chapter 7 or Chapter 13 of the United States Bankruptcy Code or
         files a voluntary petition in bankruptcy or a petition or answer seeking an arrangement with creditors to take advantage of any bankruptcy, insolvency, readjustment or debt or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him in any proceeding under any such law, or (iv) any court of competent jurisdiction enters an order, judgment or decree, without the application, approval or consent of the Participant, approving a petition appointing a receiver, trustee, custodian or liquidator of all or a substantial part of the assets of the Participant, and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days.

                  (e) If a Participant fails to make any payment required under his Loan when due, the Company may foreclose on the Pledged Property (as defined in subsection 5.1) and may otherwise enforce its rights under the Plan and any Note or other agreement entered into under the Plan.

                  (f) One-half of the Retention Bonus, if any, shall be dedicated to repayment of the Loan; provided that, if there is no such Retention Bonus, the Company will negotiate, on an individual basis, alternative terms of repayment with the Participant. In addition, the Company will negotiate on an individual basis the amount of principal that each Participant will pay from his annual bonus, provided that such amount shall not exceed the lesser of twenty percent (20%) of the annual bonus and 1/14 of the original amount of principal of the Loan.

         5. PLEDGE OF SHARES.

                  5.1 PLEDGE AGREEMENT. Each Participant shall enter into an agreement with the Company in such form as the Committee shall approve (the "Pledge Agreement") to pledge to the Company all of the Purchased Shares (the "Pledged Shares"), any non-cash dividends or distributions payable with respect to such shares and any securities or other property (other than cash) payable in respect of or in exchange for such shares pursuant to any merger, reorganization, consolidation, recapitalization, exchange offer or other similar corporate transaction ("Related Property") and all proceeds thereof (collectively, the "Pledged Property") to secure repayment of the Loan. Notwithstanding the foregoing, in the event that the Committee determines that a Participant would recognize a net increase in taxable income from the receipt of any such dividends or distributions, the Committee may in its discretion permit the Participant to retain a portion of the dividends or distributions so as to be able to pay all or part of his related increase in taxes.

                  (a) Certificates representing shares of stock that consist of Pledged Property shall bear the following legend in addition to any other legends that the Company may deem appropriate:

                  THIS CERTIFICATE AND THE SHARES OF STOCK AND ALL RIGHTS HEREBY REPRESENTED ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS SET FORTH IN THE WERNER HOLDING CO. (PA), INC. 1997 STOCK LOAN


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                  PLAN AND ANY AGREEMENT UNDER THAT PLAN AND THE PLEDGE
                  AGREEMENT BETWEEN THE OWNER OF SUCH SHARES AND WERNER HOLDING CO. (PA), INC. AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SUCH PLAN AND AGREEMENTS, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF WERNER HOLDING CO. (PA), INC.

                  (b) Any cash received upon an exchange or conversion of Pledged Property shall be applied to reduce the outstanding Loan balance (with accrued but unpaid interest being reduced first). Any cash in excess of that applied against the outstanding Loan balance shall be paid to the Participant.

         5.2. PREPAYMENTS OF LOAN AND RELEASES FROM PLEDGE.

                  (a) A Participant may make voluntary prepayments on the Loan at any time without penalty in such minimum amounts as the Committee may determine, which shall be applied first to accrued but unpaid interest, and then to principal.

                  (b) In the event that any cash dividend or distribution is paid by the Company with respect to any Pledged Property relating to the Loan, the Participant shall make a mandatory prepayment with respect to the Loan equal to the amount of such dividend or distribution, which shall be applied first to accrued but unpaid interest under the Loan, then to principal. Notwithstanding the foregoing, in the event that the Committee determines that a Participant would recognize a net increase in taxable income from the receipt of any such dividends or distributions after giving effect to any deduction for the related payment under the Loan, the Committee may in its discretion permit the Participant to retain a portion of the dividends or distributions so as to be able to pay all or part of his related increase in taxes.

                  (c) In the event that the Participant at any time desires to obtain a release of all or part of any Pledged Property securing the Loan, whether for the purpose of selling such Pledged Property or otherwise, as a condition to the release, the Participant shall make arrangements satisfactory to the Company for the prepayment by the Participant of an amount equal to the higher of (i) a percentage of the outstanding Loan balance as of the date of the release equal to the percentage in value of the Pledged Property sought to be released and
         (ii) a sufficient portion of the outstanding Loan balance so that the amount of the outstanding Loan balance remaining unpaid after giving effect to such payment does not exceed fifty percent (50%) of the fair market value of the Pledged Property determined in good faith by the Committee that will remain subject to the Pledge Agreement after giving effect to the release, which shall be applied first to accrued but unpaid interest under the Loan, then to principal.

                  (d) In the event of any prepayment of principal under the Loan, the Company will release from the pledge under the Pledge Agreement a portion of the Pledged Property equal to the percentage of the outstanding principal balance so paid, provided,


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         that (i) the Company will retain Pledged Property with an aggregate fair market value determined in good faith by the Committee equal to at least two hundred percent (200%) of the outstanding Loan balance as of the date of the prepayment (after giving effect to the prepayment) and
         (ii) to the extent any of the released Pledged Property is subject to restriction under section 6, the Company will retain custody of the property until the end of the Restricted Period (as defined below).

         6. RESTRICTIONS ON SHARES. From the date of the purchase of the Purchased Shares until the principal of the Loan and all unpaid interest thereon is repaid in full (the "Restricted Period"):

                  (a) Purchased Shares may not be sold, assigned, transferred, pledged or otherwise encumbered;

                  (b) the certificate representing such shares shall be registered in the name of the Participant and shall be deposited with the Company, together with a stock power (in such form as the Company may determine); and

                  (c) the Participant shall be treated as a stockholder with respect to the Purchased Shares, including the right to vote such shares.

         7. TRANSFERS AT TERMINATION OF RESTRICTED PERIOD. At the end of the Restricted Period with respect to Purchased Shares, the certificate representing such shares shall be transferred to the Participant (or the Participant's legal representative or heir) free of all restrictions under this Agreement.

         8. GENERAL.

                  8.1. EFFECTIVE DATE AND DURATION. The Plan will become effective upon its approval by the Company's Board of Directors.

                  8.2. AGREEMENTS EVIDENCING PARTICIPATION. At the time of his designation as a Participant, the Committee may require a Participant to enter into one or more agreements with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may in its discretion prescribe.

                  8.3. NONTRANSFERABILITY. Except as provided in the Management Stock Purchase Agreement between the Company and the Participant, no right provided under the Plan to any Participant may be transferred pledged or assigned by the Participant (except, in the event of the Participant's death, by will or the laws of descent and distribution), and the Company shall not be required to recognize any attempted assignment of such rights by any Participant. During a Participant's lifetime, purchases may be made only by him or by his guardian or legal representative.

                  8.4. COMPLIANCE WITH APPLICABLE LAW AND WITHHOLDING. The Company shall have the right to require a Participant to pay to the Company the amount of any taxes that are


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required to be withheld with respect to a Participant's participation in the
Plan, including any such taxes required to be withheld in connection with (i) the purchase by the Participant of any Purchased Shares, (ii) any dividend or distribution in respect of the Purchased Shares or any Related Property, (iii) any repayment of a Loan, (iv) the lapse of the Restricted Period, (v) any release of Pledged Property or (vi) any sale of Purchased Shares or any Related Property. To the extent permitted by the Committee, a Participant may elect to have any distribution otherwise required to be made under the Plan to be withheld to fulfill any tax withholding obligation.

                  8.5. NO EMPLOYMENT RIGHTS. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company or an affiliate or the right to continue as an officer or director of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan or the terms of any award under the Plan.

                  8.6. GOVERNING LAW. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the internal laws of the Commonwealth of Pennsylvania and construed accordingly.


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